Exhibit 99.1

Leading BioSciences Closes Merger with Seneca Biopharma and Set to Begin Trading on Nasdaq as PALI

The combined company, Palisade Bio, Inc., is expected to commence trading on the Nasdaq Capital Market under the ticker symbol “PALI” on April 28, 2021

Concurrent $20.0 million private placement led by Altium Capital

Conference call and live webcast tomorrow at 11:00 AM ET

CARLSBAD, Calif., April 27, 2021 – Leading BioSciences, Inc. a late-stage biopharma company advancing therapies for acute and chronic gastrointestinal (GI) complications, today announced the closing of its previously announced merger transaction with Seneca Biopharma, Inc. (“Seneca”). Seneca shareholders previously approved the transaction. The combined, publicly traded company will operate under the name Palisade Bio, Inc. ("Palisade Bio" or the "Company"), and its common stock is expected to commence trading on the Nasdaq Capital Market on April 28, 2021, under the ticker symbol “PALI.”

In addition, the Company has announced the closing of the previously announced private placement led by Altium Capital that included $20.0 million in cash plus the cancelation of outstanding principal and interest pursuant to the notes previously issued to the investor.

"This merger marks a tremendous milestone for all stakeholders in the newly formed Palisade Bio, a now publicly listed company with a promising pipeline of oral therapies for GI complications," said Tom Hallam, Ph.D., chief executive officer of Palisade Bio. "We are thrilled to have the added financial flexibility provided by Seneca and the private placement financing as we advance our drugs through clinical development. Our lead asset, LB1148, has already demonstrated efficacy signals in clinical trials that we believe may support a potential paradigm shift in the restoration of post-operative GI function following a wide range of common surgeries. There are more than six million of these procedures annually in the U.S. Now, as the combined company, Palisade Bio, we plan to build on this momentum with multiple clinical data readouts planned over the next 12 to 18 months.”

Leading BioSciences Inc.’s management team will lead the merged company, Palisade Bio, following completion of the merger transaction. Palisade Bio will focus on developing therapeutics for broad GI disorders and complications. The Company’s lead asset, LB1148, is a patent-protected oral formulation of a protease inhibitor that neutralizes the activity of digestive proteases released from the gut during surgery. LB1148 has demonstrated the potential to improve restoration of normal GI function following major surgery and reduce certain postoperative complications such as abdominal adhesions. The FDA has granted LB1148 Fast Track Designation for treating postoperative GI dysfunction in pediatric patients who undergo open-heart surgery based on its potential to treat this serious condition, positioning LB1148 for potential accelerated approval and priority review. Palisade expects to initiate a Phase 2/3 study of LB1148 for the treatment of postoperative GI dysfunction associated with pediatric cardiovascular surgery and report Phase 2 data read-outs in GI surgery by year-end 2021.

Conference Call and Webcast Details:

Management will host a conference call and webcast with slides at 11:00 AM Eastern Time on Wednesday, April 28, 2021, for investors regarding this announcement with details as follows:

Dial in (domestic):	877-407-9208
International:	201-493-6784
Conference ID:	13719417
Webcast:	http://public.viavid.com/index.php?id=144763

The archived webcast will be available on the Investors section of the Palisade Bio website.

About LB1148

LB1148 is an oral formulation of a broad-spectrum serine protease inhibitor designed to neutralize the activity of potent digestive proteases released from the gut during surgery. Evidence suggests that the release of digestive proteases contributes to the temporary loss of normal gastrointestinal function and formation of postoperative adhesions. By inhibiting the activity of these digestive proteases, LB1148 has the potential to prevent damage to GI tissues, accelerate the time to return of normal GI function, and shorten the duration of costly post-surgery hospital stays.

About Palisade Bio, Inc.
Palisade Bio is a late-stage biopharma company advancing therapies that help patients with acute and chronic gastrointestinal complications stemming from post-operative digestive enzyme damage. Palisade Bio’s innovative lead asset, LB1148, is a Phase 3-ready protease inhibitor with the potential to both reduce abdominal adhesions and help restore bowel function following surgery. Positive data from Phase 2 trials of LB1148 demonstrated safety and tolerability as well as a statistically significant improvement in return to bowel function and decrease in length of stay in ICU and hospital compared to placebo. Palisade Bio believes that its investigational therapies have the potential to address the myriad health conditions and complications associated with chronic disruption of the gastrointestinal epithelial barrier. For more information, please go to www.palisadebio.com

Advisors to the Transaction

Solebury Trout LLC acted as financial advisor to Seneca for the transaction and Silvestre Law Group, P.C. served as legal counsel to Seneca. Evolution Venture Partners acted as financial advisor to Leading BioSciences, and Cooley LLP served as legal counsel to Leading BioSciences.

Forward Looking Statements

This communication contains “forward-looking” statements, including, without limitation, statements related to the anticipated benefits of the transactions contemplated by the merger and the private placement financing and the related transactions, the anticipated trading of the combined company’s stock on the Nasdaq Capital Market, and statements related to Palisade’s development programs. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, related to the Company’s ability to advance its preclinical programs and the uncertain and time-consuming regulatory approval process. Additional risks and uncertainties can be found in Seneca’s Registration Statement on Form S-4 initially filed with the SEC on December 23, 2020, as amended. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Palisade Bio Media Relations Contact:

Darren Opland, Ph.D.

LifeSci Communications

darren@lifescicomms.com

Palisade Bio Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com

Corporate Contact:

Justin Stege, Ph.D.

justin.stege@palisadebio.com